BluSky AI Inc. Signs Letter of Intent to Acquire Strategic Site in Camp Verde, Arizona

Salt Lake City, July 29, 2025 (GLOBE NEWSWIRE) -- BluSky AI Inc., a leading innovator in modular AI infrastructure, is proud to announce the signing of a Letter of Intent (LOI) to purchase approximately 15 acres of industrial land in Camp Verde, Arizona. The site includes existing electrical infrastructure capable of supporting 1.75 megawatts (MW), with plans to expand to 3.75 MW to meet growing demand.

This strategic acquisition marks another milestone in BluSky AI's mission to deliver scalable, energy-efficient compute solutions across the Southwest. The Camp Verde location offers proximity to key interconnection points and favorable conditions, reinforcing BluSky AI’s commitment to sustainable infrastructure growth.

Trent D’Ambrosio, CEO of BluSky AI Inc., shared his enthusiasm:

"This letter of intent signals more than a land deal—it represents our next leap forward. Camp Verde offers the perfect blend of infrastructure, geography, and community alignment. We're excited to expand our footprint here and bring our SkyMod technology closer to the edge, enabling smarter, more resilient AI ecosystems."

The acquisition is expected to be finalized later this year, with groundbreaking targeted for mid-year 2026. Once complete, the expanded power capacity will support BluSky AI’s next-generation modular data center deployments optimized for high-performance AI workloads.

About BluSky AI Inc.

BluSky AI Inc. designs and deploys modular AI data centers—known as SkyMods—that combine energy efficiency, scalability, and edge-ready performance. With a vision rooted in innovation and impact, BluSky AI serves clients across academia, enterprise, and research, empowering the future of intelligence infrastructure.

BluSky AI Inc. continues to redefine the future of AI infrastructure with its plug-and-play SkyMod units, designed for rapid deployment, scalability, and ESG-aligned innovation.

Trent D’Ambrosio
CEO, BluSky AI Inc.
trentdambrosio@bluskyaidatacenters.com
www.bluskyaidatacenters.com

About BluSky AI Inc.

Headquartered in Salt Lake City, Utah, BluSky AI Inc. delivers modular, rapidly deployable data center infrastructure purpose-built for artificial intelligence. These next generation scalable AI Factories provide speed-to-market, and energy optimization for entities requiring high-performance infrastructure to support machine learning workloads. BluSky AI empowers small, mid-sized, enterprise, and academic partners from start-up to scale-up to drive innovation without compromise.

Forward-Looking Statements:

This news release includes certain forward-looking statements or information. All statements other than statements of historical fact included in this release are forward-looking statements that involve various risks and uncertainties.  Forward-looking statements in this news release include statements with respect to the potential impact for the Company. There can be no assurance statements will prove to be accurate and actual results and future events could differ materially from anticipated in such statements.

BluSky AI Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events except as required by applicable securities legislation.